EXHIBIT 1

JOINT FILING AGREEMENT

The undersigned hereby agree that the Amendment No. 1 to the Schedule 13G to which this Agreement is attached is filed on behalf of each one of them pursuant to Rule 13d-1(k)(1)(iii).  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall together constitute one instrument.

Dated:  February 13, 2009

/s/George D. Johnson, Jr.
George D. Johnson, Jr.

GEORGE D. JOHNSON, JR.
REVOCABLE TRUST DATED JULY 17, 2001

By	/s/George D. Johnson, Jr.
George D. Johnson, Jr.
Trustee